Exhibit (g)(14)

Amendment to Custodian Agreement (Foreign and Domestic)

This Amendment dated January 25, 2012 (“Effective Date”) to Custodian Agreement, dated August 3, 2009, as amended (the “Agreement”), between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and Union Bank, N.A. (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Appendix C of the Agreement is deleted in its entirety and replaced with a new Appendix C attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		UNION BANK, N.A.

By:	/s/ Jeremy O. May	By:	/s/ Theresa A. Moore
Name:	Jeremy O. May	Name:	Theresa A. Moore
Title:	Treasurer	Title:	Vice President

APPENDIX C

Series of the Principal

ALPS/WMC Value Intersection Fund

Aspen Managed Futures Strategy Fund

The Disciplined Growth Investors Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Redmont Resolute Fund I

Redmont Resolute Fund II

Seafarer Overseas Growth and Income Fund

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